   As filed with the Securities and Exchange Commission on December 12, 2003.
                                                     Registration No. 333-______

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                            MERCER INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             WASHINGTON                                    91-6087550
   (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                          14900 INTERURBAN AVENUE SOUTH
                                    SUITE 282
                           SEATTLE, WASHINGTON, 98168
                                 (206) 674-4639
                          (ADDRESS AND TELEPHONE NUMBER
                             OF REGISTRANT'S OFFICE)

                                DAVID M. GANDOSSI
                            MERCER INTERNATIONAL INC.
                          14900 INTERURBAN AVENUE SOUTH
                                    SUITE 282
                           SEATTLE, WASHINGTON, 98168
                                 (206) 674-4639
                       (NAME, ADDRESS AND TELEPHONE NUMBER
                              OF AGENT FOR SERVICE)

                                   COPIES TO:

                 H.S. SANGRA                                     DAVID R. WILSON
               SANGRA, MOLLER                          HELLER EHRMAN WHITE & MCAULIFFE LLP
1000 CATHEDRAL PLACE, 925 WEST GEORGIA STREET             701 FIFTH AVENUE, SUITE 6100
          VANCOUVER, B.C. V6C 3L2                             SEATTLE, WA 98104-7098
               (604) 662-8808                                     (206) 447-0900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


 Title of Each Class of                                Proposed Maximum             Proposed Maximum            Amount of
    Securities to be               Amount to          Offering Price Per           Aggregate Offering         Registration
       Registered                be Registered               Note                        Price                     Fee
--------------------------     ------------------    ----------------------     -------------------------    ----------------

8.5% Convertible Senior         $82,500,000(1)              100%(2)                  $82,500,000(2)             $6,674.25
Subordinated Notes due
2010

Shares of beneficial               10,645,155(3)               -                           -                       (4)
interest, $1.00 par value

--------------------
(1) Represents the aggregate principal amount at maturity of the notes that were originally issued by the Registrant in October 2003.

(2) This estimate is made pursuant to Rule 457(o) of the Securities Act, solely for purposes of determining the registration fee.

(3) Represents the number of shares of beneficial interest that are currently issuable upon conversion of the notes registered hereby at the initial conversion rate of approximately 129 shares for each $1,000 principal amount of notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of beneficial interest issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(4) No separate consideration will be received for the shares of beneficial interest issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

--------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED DECEMBER 12, 2003.


                                                 PROSPECTUS

          [LOGO]                                 $82,500,000

                                           MERCER INTERNATIONAL INC.

                             8.5% Convertible Senior Subordinated Notes due 2010
                                  10,645,155 Shares of Beneficial Interest

         This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of up to $82,500,000 in aggregate principal amount of our 8.5% Convertible Senior Subordinated Notes due 2010 which we sold in a private placement on October 10, 2003 and the 10,645,155 shares of beneficial interest issuable upon the conversion of the notes. Interest on the notes is payable on April 15 and October 15 of each year, beginning April 15, 2004. The notes mature on October 15, 2010. The notes are redeemable on and after October 15, 2008, at any time in whole or in part, at our option on not less than 20 and not more than 60 days' prior notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of redemption. See "Description of the Notes - Optional Redemption".

         The notes are convertible, at the option of the holder, unless previously redeemed, at any time on or prior to maturity into our shares of beneficial interest. The notes are convertible at a conversion price of $7.75 per share, which is equal to a conversion rate of approximately 129 shares per $1,000 principal amount of notes, subject to adjustment. Our shares of beneficial interest are quoted on the Nasdaq National Market under the symbol "MERCS", on Nasdaq Europe under the symbol "MERC" and listed on the Toronto Stock Exchange under the symbol "MRI.U". On December 11, 2003, the last reported sale price on the Nasdaq National Market, our primary trading market, for our shares of beneficial interest was $6.49 per share and the last reported sale price on December 1, 2003 on the Toronto Stock Exchange for our shares of beneficial interest was $6.75 per share.

         Holders of the notes have the right to require us to purchase all or any part of the notes 30 business days after the occurrence of a change of control with respect to us at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes - Purchase of Notes at the Option of Holders upon a Change in Control."

         The notes are unsecured obligations of Mercer International Inc. and subordinated in right of payment to existing and future senior indebtedness and effectively subordinated to all of the indebtedness and liabilities of our subsidiaries. The indenture governing the notes limits the incurrence by us, but not our subsidiaries, of senior indebtedness. See "Description of the Notes".

         The notes and the shares of beneficial interest are being registered to permit the selling securityholders to sell all or a portion of the notes or shares of beneficial interest from time to time in market transactions, negotiated transactions or otherwise, and at prices and on terms which will be determined by negotiated prices or prevailing market prices, directly or through a broker, who may act as agent or as principal, or by a combination of such methods. See "Plan of Distribution".

         We will not receive any proceeds from the sale of any of the notes or the shares of beneficial interest issuable upon conversion of the notes. We have agreed to bear the expenses of registering the notes and the shares of beneficial interest covered by this prospectus under federal and state securities laws.

         INVESTING IN THE NOTES OR SHARES OF BENEFICIAL INTEREST INVOLVES A NUMBER OF RISKS, INCLUDING RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, REFERRED TO AS THE "SEC", NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 12, 2003.

                                TABLE OF CONTENTS


                                                                       PAGE
Forward-Looking Statements ...........................................   3
Summary ..............................................................   5
Risk Factors .........................................................   8
Ratio of Earnings to Fixed Charges ...................................  16
Description of the Notes .............................................  17
Description of Capital Stock .........................................  36
Material United States Federal Income Tax Considerations .............  40
State and Other Tax Considerations ...................................  46
Selling Securityholders ..............................................  46
Use of Proceeds ......................................................  48
Plan of Distribution .................................................  48
Legal Matters ........................................................  49
Experts ..............................................................  49
Available Information and Incorporation by Reference .................  49

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference into this prospectus, contains "forward-looking statements". They can be identified by words such as "estimates", "projects", "scheduled", "anticipates", "expects", "intends", "plans", "will", "should", "believes", or their negatives or other comparable words. These statements are subject to a number of risks and uncertainties including the risks and uncertainties outlined under "Risk Factors", many of which are beyond our control. We wish to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding:

         o        development of our business;

         o        demand and prices for our products; and

         o        future capital expenditures.

                  We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual events or results may differ materially due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

         o        our level of indebtedness;

         o        the cyclical nature of our business;

         o our ability to fully implement our business plan with relation to the development and expansion of our operations as planned, including our Stendal mill under construction;

         o our exposure to interest rate and currency exchange rate fluctuations;

         o        our use of derivatives;

         o        fluctuations in the price and supply of our raw materials;

         o        changes to our system for procuring fiber;

         o        our ability to respond to increasing competition;

         o        the development of a new sales organization;

         o        environmental legislation;

         o our ability to negotiate acceptable agreements with our employees;

         o our dependence upon German federal and state grants and guarantees;

         o        our dependence upon key personnel;

         o        potential disruptions to our production and delivery;

         o        our insurance coverage; and

         o        other regulatory, legislative and judicial developments,

any of which could cause actual results to vary materially from anticipated results.

         We advise the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Important factors that you should also consider, include, but are not limited to, the factors discussed below under "Risk Factors".

                            ------------------------

         In this prospectus, references to "we", "our", "us", the "Company" or "Mercer" mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and reference to "Mercer Inc." means Mercer International Inc. excluding its subsidiaries.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU WILL NEED TO MAKE YOUR INVESTMENT DECISION. YOU SHOULD READ THIS ENTIRE PROSPECTUS AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS", BEFORE DECIDING TO INVEST.

OUR COMPANY

         Mercer is a business trust organized under the laws of the State of Washington in 1968. Under Washington law, shareholders of a business trust have the same limited liability as shareholders of a corporation. Our operations are located primarily in Germany and we also maintain offices at 14900 Interurban Avenue South, Suite 282, Seattle, Washington, USA 98168, and our telephone number is (206) 674-4639.

         We manufacture and sell premium grade northern bleached softwood kraft, referred to as "NBSK", pulp and specialty and printing and writing papers. Our pulp and paper operations are located in eastern Germany. We are the sole kraft pulp producer, and the only producer of pulp for resale, known as "market pulp", in Germany. Germany is the largest pulp import market in Europe. When the construction of our Stendal mill is completed and reaches full capacity, we believe that we will be one of the largest market pulp producers in Europe. Our paper operations are focused primarily on the production of value-added specialty papers.

         Our wholly-owned subsidiary, Zellstoff-und Papierfabrik Rosenthal GmbH & Co. KG, referred to as "Rosenthal", owns and operates a modern, efficient, ISO 9002 certified pulp mill, referred to as the "Rosenthal mill", that produces high-quality NBSK pulp. In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 tonnes to approximately 300,000 tonnes. The aggregate cost of the project was approximately E361.0 million and we believe that it was the fastest start-up of a large-scale NBSK pulp facility to date. As a result of significant local demand and favorable transportation economics, the majority of our kraft pulp production is sold in Germany and other European markets.

         Our 63.6% owned project subsidiary, Zellstoff Stendal GmbH, referred to as "Stendal", is implementing a "greenfield" project, referred to as the "Stendal project", to construct a new state-of-the-art single-line NBSK pulp mill, referred to as the "Stendal mill". As at September 30, 2003, the Stendal project was approximately 83% completed. Approximately 97% of the total engineering and approximately 85% of the civil works were completed. The Stendal mill is designed to have an annual production capacity of approximately 552,000 tonnes. We expect synergies arising from the operation of both the Stendal mill and the Rosenthal mill, which will be located approximately 300 kilometers apart, in the areas of raw material costs, production engineering, sales, maintenance and marketing. Construction began on the Stendal project in August 2002 under a E716.0 million fixed-price turn-key engineering, procurement and construction contract between Stendal and RWE Industrie-Losungen GmbH. We estimate that the Stendal project will cost approximately E1.0 billion. The Stendal mill is being financed through a combination of government grant funding, low cost, long-term project debt which is largely severally guaranteed by the federal government of Germany and the state government of Sachsen-Anhalt, and equity contributions. Commissioning of the Stendal mill is scheduled for the third quarter of 2004 and production is scheduled to reach approximately 76% of rated capacity during the first year and to exceed 90% in the following year. When the Stendal mill is fully operational, we expect to have an aggregate annual production capacity of approximately 852,000 tonnes of NBSK pulp from our two mills.

         We also own and operate two paper mills located at Heidenau and Fahrbrucke, Germany, collectively referred to as the "paper mills", which produce specialty papers and printing and writing papers and have an aggregate annual production capacity of approximately 85,000 tonnes. Our paper operations are conducted through Dresden Papier GmbH and its affiliates which are our wholly-owned subsidiaries.

THE OFFERING

         THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN TERMS OF THE NOTES. FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE NOTES SEE "DESCRIPTION OF THE NOTES" IN THIS PROSPECTUS.

Issuer.........................   Mercer International Inc.

Securities offered.............   $82,500,000 aggregate principal amount of 8.5%
                                  Convertible Senior Subordinated Notes due
                                  2010.

Maturity.......................   October 15, 2010.

Interest Payment Dates.........   April 15 and October 15 of each year,
                                  beginning on April 15, 2004 (or if any of
                                  those days is not a business day, the next
                                  succeeding business day without accrual of
                                  additional interest as a result of the delay
                                  in payment).

Conversion.....................   The notes are convertible, at the option of
                                  the holder, at any time on or prior to
                                  maturity, unless the notes have previously
                                  been redeemed or repurchased, into our shares
                                  of beneficial interest at a conversion price
                                  of $7.75 per share, which is equal to a
                                  conversion rate of approximately 129 shares
                                  per $1,000 principal amount of notes. The
                                  conversion price is subject to adjustment,
                                  including in the event of any cash dividend
                                  payments. At the initial conversion price, the
                                  shares of beneficial interest into which the
                                  notes are convertible would represent 35.4% of
                                  our shares considered on a fully diluted
                                  basis. See "Description of the Notes--
                                  Conversion of Notes".

Subordination..................   The notes are unsecured and subordinated to
                                  all of Mercer Inc.'s existing and future
                                  senior indebtedness and effectively
                                  subordinated to all existing and future
                                  indebtedness and other liabilities of our
                                  subsidiaries. The ability of Mercer Inc. to
                                  incur additional senior indebtedness is
                                  subject to certain restrictions. See
                                  "Description of Notes -- Certain Covenants".
                                  Excluding inter-company indebtedness, at
                                  September 30, 2003, Mercer Inc. had
                                  approximately E52.7 million in senior
                                  indebtedness and our subsidiaries had
                                  aggregate liabilities of approximately E656.9
                                  million (excluding inter-company amounts),
                                  including approximately E506.2 million of
                                  indebtedness for borrowed money. After giving
                                  effect to the offering of the notes and the
                                  application of the net proceeds therefrom,
                                  Mercer Inc.'s senior indebtedness as of
                                  September 30, 2003 would have been
                                  approximately E7.7 million. See "Description
                                  of the Notes -- Subordination of Notes".

Optional redemption............   The notes are redeemable on and after October
                                  15, 2008 at any time in whole or in part, at
                                  our option on not less than 20 and not more
                                  than 60 days' prior notice at a redemption
                                  price equal to the principal amount thereof
                                  plus accrued and unpaid interest, if any, to
                                  the date of redemption. See "Description of
                                  the Notes -- Optional Redemption".

Change in control..............   Upon certain changes in control, each holder
                                  of the notes may require us to repurchase some
                                  or all of its notes 30 business days after the
                                  occurrence of the change in control at a
                                  purchase price equal to the principal amount
                                  of the notes plus accrued and unpaid interest,
                                  if any, to the date of purchase. See
                                  "Description of the Notes -- Purchase of Notes
                                  at the Option of Holders upon a Change in
                                  Control".

Form of the notes..............   The notes were issued in book-entry form and
                                  are represented by one or more permanent
                                  global securities deposited with a custodian
                                  for and registered in the name of a nominee of
                                  DTC.

Registration rights............   We entered into a registration rights
                                  agreement with the initial purchaser for the
                                  benefit of the holders of the notes pursuant
                                  to which we agreed to:


                                  o file, within 90 days after the issue date of the notes, a shelf registration statement with the SEC for the resale of the notes and the shares of beneficial interest issuable upon conversion of the notes; and


                                  o    use commercially reasonable efforts to
                                       cause the shelf registration statement to become effective as promptly as practicable after filing, but in no event later than 180 days after the issue date of the notes and to continue to be effective thereafter.


                                  If we fail to comply with either of these obligations within the specified time period, we will pay additional interest on the notes until we comply with such obligation. See
                                  "Description of the Notes -- Registration
                                  Rights".


Trading........................   The notes are not listed on any exchange or
                                  included in any automated quotation system,
                                  but are eligible for trading in the PORTAL
                                  market. However, no assurance can be given as
                                  to the liquidity of or trading market for the
                                  notes. Our shares of beneficial interest are
                                  quoted on the Nasdaq National Market under the
                                  symbol "MERCS", on Nasdaq Europe under the
                                  symbol "MERC" and listed on the Toronto Stock
                                  Exchange under the symbol "MRI.U".

Use of proceeds................   We will not receive any proceeds from the sale
                                  by any selling securityholder of the notes or
                                  shares of beneficial interest offered by this
                                  prospectus.

Risk factors...................   See "Risk Factors" and other information
                                  included or incorporated by reference in this
                                  prospectus for a discussion of factors you
                                  should consider carefully before deciding to
                                  invest in the notes.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN THE NOTES OR SHARES OF BENEFICIAL INTEREST ISSUABLE UPON CONVERSION OF THE NOTES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW, COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF THE NOTES AND OUR SHARES OF BENEFICIAL INTEREST COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

RISKS RELATED TO THIS OFFERING

WE ARE A HOLDING COMPANY AND WE ARE SUBSTANTIALLY DEPENDENT ON CASH PROVIDED BY OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES.

         We are a holding company that conducts substantially all of our operations through our subsidiaries. Because we are a holding company, the notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2003, the aggregate outstanding liabilities of our subsidiaries was approximately E656.9 million, excluding inter-company amounts, including approximately E506.2 million of indebtedness for borrowed money.

         Except for any parent-level financing, we will not have any material cash flows independent of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have not guaranteed the notes and have no obligation to pay any amounts due on the notes. With limited exceptions, our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions or loans. In addition, payments of dividends, distributions, loans or advances by our subsidiaries to Mercer Inc. may be subject to contractual restrictions. Pursuant to the terms of the loan facilities of our subsidiaries in place in connection with the Rosenthal mill and Stendal mill, our subsidiaries are restricted from making payments to Mercer Inc. except to the extent permitted when Rosenthal and Stendal are in compliance with the financial obligations and covenants contained in their respective loan facilities. The project loan facilities of our subsidiaries do not contain any express provisions to permit distributions for debt servicing by Mercer Inc. Payments to Mercer Inc. by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES, ARE UNSECURED AND ARE SUBORDINATED TO ALL EXISTING AND FUTURE SENIOR DEBT OBLIGATIONS OF MERCER INC. WE MAY NOT HAVE SUFFICIENT FUNDS TO PAY OUR OBLIGATIONS UNDER THE NOTES IF WE ENCOUNTER FINANCIAL DIFFICULTIES.

         The notes are not guaranteed and our subsidiaries have no obligations in respect of the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries. The indenture does not limit our subsidiaries' ability to incur additional liabilities, including indebtedness, in the future. In addition, the notes are unsecured and are subordinated in right of payment in full to the senior indebtedness of Mercer Inc. As of September 30, 2003, after giving effect to the offering of the notes and the application of the net proceeds therefrom, Mercer Inc. would have had E7.7 million of outstanding senior indebtedness. The indenture governing the notes limits, but does not prohibit, Mercer Inc. from incurring additional senior indebtedness in the future. In addition, the indenture does not limit the ability of Mercer Inc. to create new subsidiaries in the future. Such new subsidiaries will have no obligations in respect of the notes and the notes would be effectively subordinated to any indebtedness or other liabilities of any future subsidiaries.

         In the event of a bankruptcy, liquidation or reorganization involving us or any of our subsidiaries and in certain other events, our assets will be available to pay obligations on the notes only after all liabilities of our subsidiaries (including trade creditors) and our senior indebtedness have been paid in full. After satisfying these obligations, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. If the notes are accelerated because of an event of default under the indenture, holders of any senior indebtedness will be entitled to payment in full in cash or other payment satisfactory to holders of all senior indebtedness before the holders of the notes are entitled to receive any payment or distribution. Our incurrence of additional debt and other liabilities could adversely affect our ability to pay our obligations under the notes. See "Description of the Notes -- Subordination of Notes".

THE HOLDERS OF THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS, WITH LIMITED EXCEPTIONS.

         The indenture governing the notes contains only very limited covenants or restrictions on the incurrence of senior indebtedness and loans by Mercer Inc. and does not restrict the payment of dividends or the issuance or repurchase of securities by us or contain any limitations on any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving Mercer, except for the change in control repurchase right described under "Description of the Notes -- Purchase of Notes at the Option of Holders upon a Change in Control".

WE MAY NOT HAVE SUFFICIENT FUNDS OR MAY BE RESTRICTED IN OUR ABILITY TO REPURCHASE THE NOTES UPON A CHANGE IN CONTROL.

         The indenture governing the notes contains provisions that apply to a change in our control. You may require us to repurchase all or any portion of your notes upon a change in control. We may not have sufficient funds to repurchase the notes upon a change in control. The current project loan facilities of our subsidiaries limit our subsidiaries' ability to make cash disbursements to us and future debt agreements may prohibit us from paying the repurchase price. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to make distributions to repurchase the notes. If we are unable to obtain consent, we could attempt to refinance the notes or our senior indebtedness. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we are unable to repurchase the notes upon a change in control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. In these circumstances, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture. Our ability to repurchase the notes in such event may be limited by law, the indenture, or the terms of other agreements relating to our senior indebtedness.

YOUR RESALE OF THE NOTES AND THE SHARES OF BENEFICIAL INTEREST ISSUABLE UPON THEIR CONVERSION IS RESTRICTED UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART IS DECLARED EFFECTIVE.

         We have issued the notes and may issue the shares of beneficial interest issuable upon conversion of the notes in reliance upon exemptions from registration under the Securities Act of 1933, as amended, referred to as the "Securities Act", applicable state securities laws and exemptions from the prospectus requirements under applicable Canadian securities laws. As a result, until the registration statement of which this prospectus is a part is declared effective by the SEC, a holder may transfer or resell the notes and the shares of beneficial interest issuable upon conversion of the notes only in a transaction registered or qualified in accordance with, or exempt from, these registration and prospectus requirements, as applicable. In addition, investors that purchased the notes in reliance on Regulation S may not engage in hedging transactions in the notes or the shares of beneficial interest issuable upon conversion of the notes, except in compliance with the Securities Act. Pursuant to the registration rights agreement described in this prospectus, we have filed the registration statement of which this prospectus is a part with the SEC to register resales of the notes and the shares of beneficial interest issuable upon conversion of the notes. Such registration may not be available to holders at all times and we may be required to pay additional interest if the registration statement is not effective before April 7, 2004.

AN ACTIVE OR LIQUID TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.

         The notes constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. Although the notes are eligible for trading in the PORTAL market, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active market for the notes fails to develop or to be sustained, the trading price of the notes could fall. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

         o prevailing interest rates and the markets for similar securities;

         o        general economic conditions; and

         o the factors that affect the trading price of our shares of beneficial interest.

OUR SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our shares of beneficial interest has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our share price may increase or decrease in response to a number of events and factors, including those described elsewhere in this Risk Factors section.

         Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our shares of beneficial interest and the notes regardless of our business and operating performance.

THE CONVERSION PRICE OF THE NOTES MAY NOT BE REFLECTIVE OF ANY FUTURE TRADING PRICE OF THE SHARES.

         If the price of our shares of beneficial interest declines then the conversion price set in the notes may render the conversion feature of little or no value. Moreover, we cannot assure you that following the exercise of any conversion rights you will be able to sell your shares of beneficial interest at a price equal to or greater than the conversion price. Although certificates representing the shares of beneficial interest to be received upon the conversion of the notes will be delivered as soon as practicable after the conversion, until the shares of beneficial interest are actually delivered, you may not be able to sell the shares of beneficial interest that you purchased.

RISKS RELATED TO MERCER

OUR LEVEL OF INDEBTEDNESS COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         As of September 30, 2003, after giving effect to the offering of the notes and the application of net proceeds therefrom, we would have had approximately E584.8 million of indebtedness outstanding. We may incur additional indebtedness in the future and the indenture governing the notes does not restrict the amount of additional indebtedness we may incur in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

         o our ability to obtain additional financing to fund future operations or meet our working capital needs or any such financing may not be available on terms favorable to us or at all;

         o a certain amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

         o a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations; and

         o our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

         Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the success of the Stendal mill and the extent to which we can implement successfully our business and growth strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. See "Ratio of Earnings to Fixed Charges".

OUR BUSINESS IS CYCLICAL IN NATURE.

         The pulp and paper business is cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. The markets for pulp and paper are highly competitive and are sensitive to cyclical changes in industry capacity and in the global economy, all of which can have a significant influence on selling prices and our earnings. Demand for pulp and paper products has historically been determined by the level of economic growth and has been closely tied to overall business activity. During the past three calendar years, list pulp prices have fallen significantly. Although pulp prices have improved overall in 2003, we cannot predict the impact of continued economic weakness in most world markets or the impact of war, terrorist activity or other events on our markets.

         Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulplogs for pulp production, and waste paper and pulp for paper production. Fiber costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both highly cyclical in nature. Production costs also depend on the total volume of production. Lower operating rates and production efficiencies during periods of cyclically low demand result in higher average production costs and lower margins.

THE STENDAL PROJECT IS IN THE DEVELOPMENT STAGES.

         We are the majority shareholder of a project company that is constructing a softwood kraft pulp mill near the town of Stendal, Germany. We estimate the overall cost of this project at about E1.0 billion, and the performance of this project will have a material impact on our financial condition and operating performance. The construction of the Stendal mill is subject to various risks and uncertainties customary to larger "greenfield" projects of this nature which may result in the Stendal project not proceeding or being completed as scheduled or budgeted. Such delays and cost overruns may result from the lack of availability and cost of materials and labor, construction delays, equipment failures or damage, weather conditions, industrial accidents, governmental regulations, changes to government assistance, delays in obtaining or amending our permits, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship or defective equipment or installation. Further, the Stendal mill could experience operating difficulties or delays during the start-up period when production is being ramped up and the Stendal mill may not achieve our planned production, quality or cost projections.

         The Stendal project will also be subject to extensive and complex regulations and environmental compliance which may result in unanticipated delays, in substantial costs to Stendal and/or its shareholders, including us, or in the Stendal project being changed or not being completed at all. Any change in the foregoing could have a material adverse impact on our business, financial condition, results of operations and cash flow.

         The implementation of the Stendal project commenced in 2002 and is currently scheduled to be completed by the third quarter of 2004. However, there can be no assurance that the Stendal project will be completed as currently planned or that, if completed, the mill will perform as currently planned. For more information about the Stendal project, see "Business - Stendal Pulp Mill Project and Financing" in our Annual Report on Form 10-K for the year ended December 31, 2002 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, which are incorporated by reference into this prospectus.

WE ARE EXPOSED TO CURRENCY EXCHANGE RATE AND INTEREST RATE FLUCTUATIONS.

         Approximately 68.5% of our sales in the nine months ended September 30, 2003 were in products quoted and listed in U.S. dollars while most of our operating costs and expenses are incurred in Euros. Our results of operations and financial condition are reported in Euros. A significant increase in the value of the Euro relative to the U.S. dollar would reduce the amount of revenues in Euros realized by us from sales denominated or priced in U.S. dollars. This would reduce our operating margin and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         Stendal has entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal project financing facility, which has kept Stendal from benefiting from the general decline in interest rates in the latter part of 2002 and first half of 2003. In addition, Rosenthal has entered into interest rate contracts to limit the interest rate in connection with certain of its indebtedness. However, an increase in interest rates to such limit would require Rosenthal to make higher interest payments, which could adversely affect our results of operations and financial condition.

WE USE DERIVATIVES TO MANAGE CERTAIN RISK.

         A significant amount of our sales revenue is based on pulp sales priced in U.S. dollars while our reporting currency is Euros and our costs are predominantly in Euros. We therefore use foreign currency derivative instruments primarily to manage against depreciation of the U.S. dollar against the Euro.

         We also use derivative instruments to limit our exposure to interest rate fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of the facility to manage its interest rate risk exposure with respect to a maximum aggregate amount of approximately $612.6 million of the principal amount of such facility. Stendal has also entered into a currency forward contract in connection with such facility. Rosenthal also enters into currency swap, currency forward, interest rate and interest cap derivative instruments in connection with its outstanding floating rate indebtedness. Our derivative instruments are marked to market and can materially impact our operating results. For example, our operating results for fiscal 2002 and the nine months ended September 30, 2003 included net gains of E23.4 million and E18.3 million, respectively, on the Rosenthal derivatives and unrealized net losses of E30.1 million and E21.9 million, respectively, on the Stendal derivatives when they were marked to market.

         If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow.

         Further, we may in the future use derivative instruments to manage pulp price risks. The purpose of our derivative activity may also be considered speculative in nature; our management does not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our management's perception of future economic events and developments. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in our Annual Report on Form 10-K for the year ended December 31, 2002 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003, which are incorporated by reference into this prospectus.

FLUCTUATIONS IN THE PRICE AND SUPPLY OF OUR RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

         Wood chips and pulplogs comprise the fiber used by the Rosenthal mill and which will be used by the Stendal mill. The fiber used by our paper mills consists of waste paper and pulp. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulplogs is primarily affected by the supply and demand for lumber. The cost of fiber for our paper mills is primarily affected by the supply and demand for paper and pulp. Demand for these raw materials is determined by the volume of pulp and paper products produced globally and regionally. The markets for pulp and paper products, including our products, are highly variable and are characterized by periods of excess product supply due to many factors, including periods of insufficient demand due to weak general economic activity or other causes. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if we are unable to pass along price increases to our customers.

         We do not own any timberlands, have any governmental timber concessions or have any long-term fiber contracts. Although raw materials are available from a number of suppliers, and we have not historically experienced supply interruptions or substantial price increases, our requirements will increase when the Stendal mill commences production and we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quality of fiber we receive could be reduced as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation, acts of god and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow.

WE ARE CHANGING OUR SYSTEM FOR PROCURING FIBER.

         Historically, the fiber requirements for the Rosenthal mill were procured by a third party. The agreement with this party has expired and was not renewed as we have organized our own internal wood procurement department. There can be no assurance that this department will be able to procure our fiber requirements on terms as favorable as those achieved by the third party.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS.

         We sell our products primarily in Europe and the markets for our products are highly competitive. A number of global companies compete in each of our markets and no company holds a dominant position. For both pulp and paper, many companies produce products that are largely standardized. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future.

WE ARE DEVELOPING A NEW SALES ORGANIZATION.

         Historically, most of our kraft pulp sales were handled through an independent sales agency agreement. We chose not to renew this sales agency agreement when it expired in December 2002. We are now conducting all sales and marketing of our kraft pulp internally through our sales staff and through independent agents and also intend to handle all of the pulp sales for the Stendal mill in this manner when it is operational. We cannot assure you that our internal sales staff and independent agents will be able to sell the combined pulp production of the Rosenthal mill and Stendal mill on terms as favorable as those achieved by the independent third party.

Accordingly, this could have a material adverse impact on our business, financial condition, results of operations and cash flow.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION.

         We are subject to extensive environmental laws and regulations. These laws and regulations impose stringent standards on us regarding, among other things, air emissions, effluent discharges and remediation of environmental contamination. We may incur substantial costs to comply with current requirements or newer environmental laws that might be adopted. In addition, we may discover currently unknown environmental problems or conditions in the future and may incur substantial costs in correcting such problems or conditions.

WE ARE SUBJECT TO RISKS RELATED TO OUR EMPLOYEES.

         The majority of our employees in Germany are represented by the Industriegewerkschaft Bergbau-Chemie-Energie, or "IG-BCE", a national union that represents pulp and paper workers in Germany. The collective agreement relating to employees at our paper mills expires at the end of 2003. We expect to negotiate a new collective agreement for employees at our paper mills in December 2003. Our pulp workers have agreed to defer negotiations in respect of an additional wage increase for 2003 as a result of current general economic conditions. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate an acceptable collective agreement with our employees, either upon the expiration of the existing collective agreement with our employees at the paper mills or in potential wage negotiations with our pulp workers. This could result in a strike or work stoppage by the affected workers. The renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE RELY ON GERMAN FEDERAL AND STATE GOVERNMENT GRANTS AND GUARANTEES.

         We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees. Should either the German federal or state governments fail to honor legislative grants and guarantees, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

WE ARE DEPENDENT ON KEY PERSONNEL.

         Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

         o        sales and marketing;

         o        reducing operating costs;

         o identifying capital projects which provide a high rate of return; and

         o        prioritizing expenditures and maintaining employee relations.

         The loss of our officers or any one of them could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance on any of our executive or senior mill operating officers.

WE MAY EXPERIENCE DISRUPTIONS TO OUR PRODUCTION AND DELIVERY.

         Major production disruptions over an extended period of time, such as disruptions caused by fire, earthquake or flood or other natural disasters, as well as disruptions due to equipment failure due to wear and tear, design error or operator error, among other things, could adversely affect our business, financial condition, results of operation and cash flow. Our operations also depend upon various forms of transportation to receive raw materials and to deliver our products. Any prolonged disruption in any of these transportation networks could have a material adverse impact on our business, financial condition, results of operations and cash flow.

OUR INSURANCE COVERAGE MAY NOT BE ADEQUATE.

         We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our pulp and paper mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage.

OUR DECLARATION OF TRUST, SHAREHOLDER RIGHTS PLAN AND WASHINGTON STATE LAW MAY HAVE ANTI-TAKEOVER EFFECTS WHICH WILL MAKE AN ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT.

         Our board of trustees is divided into three classes of trustees with staggered terms. The existence of a classified board may render certain hostile takeovers more difficult and make it more difficult for a third party to acquire control of Mercer in certain instances, thereby delaying, deferring or preventing a change in control that a holder of our shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of our board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of our board of trustees in a relatively short period of time.

         We have adopted a shareholder rights plan, which we have agreed to renew, pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock or shares of beneficial interest upon the happening of certain events. These rights could generally discourage a merger or tender offer for our shares of beneficial interest that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest.

         Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of Mercer. Certain of such measures may be adopted without any further vote or action by the holders of our shares of beneficial interest. These measures may have anti-takeover effects, which may delay, defer or prevent a takeover attempt that a holder of our shares of beneficial interest might consider in its best interest.

         We are subject to the provisions of the REVISED CODE OF WASHINGTON, Chapter 23B.19, which prohibits a Washington corporation, including Mercer, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquiring person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales as well as certain transactions resulting in a financial benefit to the acquiring person. Subject to certain exceptions, an "acquiring person" is a person who, together with affiliates and associates, owns, or within five years did own, 10% or more of the corporation's voting stock. See "Description of Capital Stock -- Anti-takeover Provisions".

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our consolidated ratio of earnings to fixed charges is as set forth in the table below:


                                                                                                            NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,             SEPTEMBER 30, 2003
                                                              ------------------------------------------ ---------------------
                                                              1998    1999(1)     2000     2001    2002
                                                              ----    ----        ----     ----    ----
Ratio of earnings to fixed charges(2).......................   1.5     --(3)      3.1      0.8(3)   --(3)           --(3)

--------------------
(1) In 1999, we effected the conversion of our Rosenthal mill from a sulphite to a kraft process, which resulted in production downtime from July to December.

(2) The ratio of earnings to fixed charges has been computed by dividing income before income taxes, minority interest and fixed charges, by fixed charges. Fixed charges consist of interest expense plus capitalized interest.

(3) For the years ended December 31, 1999, 2001 and 2002, our deficiency of earnings to fixed charges was E44.0 million, E2.7 million and E20.7 million, respectively. For the nine month period ended September 30, 2003, our deficiency of earnings to fixed charges was E29.9 million.

                            DESCRIPTION OF THE NOTES

         We issued the notes under an indenture dated October 10, 2003 between us and Wells Fargo Bank Minnesota, N.A., as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes and this summary is subject to and is qualified by reference to all the provisions of the indenture. Terms not defined in this description have the meanings given to them in the indenture or the form of certificate evidencing the notes, as the case may be. Whenever particular provisions or defined terms of the indenture or form of certificate evidencing the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

         IN THIS SECTION OF THE PROSPECTUS ENTITLED "DESCRIPTION OF THE NOTES", WHEN WE REFER TO "MERCER INC.", "WE", "OUR", OR "US", WE ARE REFERRING TO MERCER INTERNATIONAL INC. AND NOT ANY OF ITS SUBSIDIARIES.

GENERAL

         The notes are general unsecured senior subordinated obligations of Mercer Inc. and are subordinate in right of payment to certain of our existing and future senior indebtedness as described under "-- Subordination of Notes". The notes are convertible into our shares of beneficial interest as described under "-- Conversion of Notes". The notes are limited to $82,500,000 aggregate principal amount. The notes are issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on October 15, 2010, unless earlier redeemed at our option or purchased by us at your option upon a change in control.

         Neither we nor our subsidiaries are restricted from paying dividends or issuing or repurchasing our securities under the indenture. Although there are some limits on the ability of Mercer Inc. to incur additional senior indebtedness in the indenture, there are no limits on overall indebtedness or indebtedness of our subsidiaries, which is effectively senior to the notes. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Mercer Inc., except to the extent described under "-- Purchase of Notes at the Option of Holders upon a Change in Control".

         The notes bear interest at the annual rate of 8.5%. Interest is payable on April 15 and October 15 of each year, beginning on April 15, 2004, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are April 1 and October 1. We may, at our option, pay interest on the notes by cheque mailed to the holders. However, a holder with an aggregate principal amount in excess of $1.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes is paid on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

         The notes may be presented for registration, transfer, exchange or conversion at the corporate trust office of the trustee in New York, New York, or at such other office or agency that we will maintain for such purpose in New York City. This office is an office or agency of the trustee. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION OF NOTES

         You have the right, at your option, to convert your notes into our shares of beneficial interest at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion price of $7.75 per share, subject to the adjustments described below. This is equivalent to a conversion rate of approximately 129 shares per $1,000 principal amount of notes. At the initial conversion price, the shares of beneficial interest into which the notes are convertible would represent 35.4% of our shares considered on a fully diluted basis.

         In general, we will not pay accrued interest on any notes that are converted into shares of beneficial interest. If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption or subject to purchase following a change in control after a record date for an interest payment but on or prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes or offer to purchase notes following a change in control on a date that is after a record date for the payment of interest on notes of any holder but on or prior to the corresponding interest payment date, and such holder chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

         We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes or offer to purchase notes following a change in control on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed or repurchased to, but not including, the redemption date or repurchase date, as applicable, to the same person to whom we will pay the principal of those notes.

         We will not issue fractional shares of beneficial interest upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the shares of beneficial interest on the last trading day prior to the date of conversion.

         If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted notes for purchase upon a change in control, you may only convert those notes if you withdraw the election in accordance with the indenture.

         We will adjust the conversion price upon the occurrence of:

1. the issuance of shares of beneficial interest as a dividend or distribution on our shares of beneficial interest;

2. the subdivision or combination of our outstanding shares of beneficial interest;

3. the issuance to all or substantially all holders of our shares of beneficial interest of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our shares of beneficial interest, or securities convertible into our shares of beneficial interest, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

4. the distribution to all or substantially all holders of our shares of beneficial interest of shares of our capital stock, evidences of indebtedness (including convertible or exchangeable indebtedness) or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash referred to in clause (5) below; and distribution of rights to all holders of shares of beneficial interest pursuant to an adoption, amendment or replacement of a shareholder rights plan;

5. the dividend or distribution, consisting exclusively of cash, to all or substantially all holders of our shares of beneficial interest; and

6. the purchase of our shares of beneficial interest pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration per share of beneficial interest that exceeds the closing sale price per share of our shares of beneficial interest on the trading day next succeeding the last date on which tenders may be made pursuant to such tender offer.

         To the extent that our rights plan or a substitute rights plan is in effect, upon conversion of the notes into shares of beneficial interest, you will receive, in addition to the shares of beneficial interest, the rights described in our rights plan, whether or not the rights have separated from the shares of beneficial interest at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock". If we implement a new rights plan, we are required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the shares of beneficial interest prior to conversion, subject to certain limited exceptions.

         In the event of:

         o        any reclassification of our shares of beneficial interest;

         o        a consolidation, merger or combination involving Mercer; or

         o a sale or conveyance to another person of the property and assets of Mercer as an entirety or substantially as an entirety;

in which holders of our outstanding shares of beneficial interest would be entitled to receive stock, other securities, other property, assets or cash for their shares of beneficial interest, holders of notes are generally entitled to convert their notes into the same type of consideration received by holders of shares of beneficial interest immediately prior to one of these types of events.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

         We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of trustees determines that such reduction would be in our best interest; provided that no such reduction shall be permitted which would require shareholder approval under NASD rules. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our shares of beneficial interest in connection with a dividend or distribution of stock or similar event; provided that no such reduction shall be permitted which would require shareholder approval under NASD rules.

         No adjustment in the conversion price is required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our shares of beneficial interest or any securities convertible into or exchangeable for our shares of beneficial interest or the right to purchase our shares of beneficial interest or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

         The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes (except in permitted junior securities). If the notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture requires that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

         We may not make any payment on the notes (except for junior permitted securities) or purchase or otherwise acquire the notes if:

         o a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

         o any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

         We are required to resume payments on the notes:

         o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

         o in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

         No new payment blockage notice may be given until:

         o 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

         o all scheduled payments on the notes that have come due have been paid in full.

         No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

         As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions do not prevent the occurrence of any event of default under the indenture.

         If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

         Our subsidiaries are separate and distinct legal entities. Our present subsidiaries have no obligation, and any subsidiaries we establish or acquire in the future will have no obligation, to guarantee the notes or pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments other than certain marketing and sales agency fees and interest on shareholder loans. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries is also contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. See "Risk Factors -- We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the notes".

         After giving effect to the offering of the notes and the application of the net proceeds therefrom, Mercer Inc.'s senior indebtedness outstanding as of September 30, 2003 would have been approximately E7.7 million. As of September 30, 2003, our subsidiaries had approximately E656.9 million of outstanding indebtedness and liabilities including trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles) to which the notes are effectively subordinated.

         We may from time to time incur senior or other indebtedness and other liabilities, subject to the limited restrictions described in "-- Certain Covenants". If we incur senior or other debt, our ability to pay our obligations on the notes could be affected.

         We are obligated to pay reasonable compensation to the trustee. We have indemnified the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments are senior to the claims of the note holders.

         The term "designated senior indebtedness" means any senior indebtedness existing as of the date of the indenture or in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document creating or evidencing the indebtedness may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

         The term "hedging obligations" means with respect to any specified person, the obligations of such person, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, provided that such hedging is not incurred primarily for speculative purposes as determined in good faith by the board of trustees.

         The term "indebtedness" means:

1. all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Mercer or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

2. all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

3. all of our obligations and liabilities, contingent or otherwise, in respect of (A) leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, or (B) under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

4. all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

5.       all of our hedging obligations;

6. all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

7. all indebtedness of others secured by a lien on any of our assets (whether or not such indebtedness is assumed by us); and

8. any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses
         (1) through (7).

         The term "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Mercer Inc. whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Mercer Inc., including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

1. indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is PARI PASSU or junior to the notes;

2. any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary;

3. any indebtedness of or amounts owed by us for compensation to our employees, for goods or materials we purchased in the ordinary course of business, or for services;

4. any liability for federal, state or local taxes or other taxes, owed or owing by Mercer;

5. the portion of any indebtedness that is incurred in violation of the indenture; and

6.       the notes issued pursuant to the indenture.

         The term "permitted junior securities" means shares of beneficial interest in Mercer or debt securities that are subordinated to all senior indebtedness (and any debt securities issued in exchange for senior indebtedness) to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior indebtedness under the indenture.

OPTIONAL REDEMPTION

         The notes may not be redeemed at our option prior to October 15, 2008. Thereafter the notes may be redeemed at our option in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes at 100% of the principal amount of the notes together with (except as described above under "Conversion of Notes") accrued and unpaid interest, if any, up to, but not including, the redemption date.

         If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder's notes is selected for partial redemption and a holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

         No sinking fund is provided for the notes.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

         If a change in control occurs, you have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest, if any, up to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount. We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

         o information about and the terms and conditions of the change in control;

         o        information about the holders' right to convert the notes;

         o        the holders' right to require us to purchase the notes;

         o the procedures required for exercise of the purchase option upon the change in control; and

         o        the name and address of the paying and conversion agents.

         You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. A change in control is deemed to have occurred if any of the following occurs:

         o any "person" or "group" is or becomes the "beneficial owner", directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of trustees;

         o during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of trustees (together with any new trustees whose election to our board of trustees, or whose nomination for election by our shareholders, was approved by a vote of a majority of the trustees who were either trustees at the beginning of such period or whose election or nomination for election was approved by the board of trustees or nominating committee thereof, the majority of the members of which meet the above criteria) cease for any reason to constitute a majority of our board of trustees then in office;

         o we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned", directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own", directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

         o the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Mercer (whether or not otherwise in compliance with the indenture).

         However, a change in control is not deemed to have occurred if either:

                  o the last sale price of our shares of beneficial interest for any five trading days during the ten trading days immediately preceding the consummation of the change in control is at least equal to 105% of the conversion price in effect on such day; or

                  o in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange, quoted on the Nasdaq National Market or traded on the Toronto Stock Exchange, or any successor thereto (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

         For purposes of this change in control definition:

         o the terms "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, referred to as the "Exchange Act", or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

         o the term a "beneficial owner" is to be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock is deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

         o the term "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

         o the term "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

         o the term "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

         The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders of notes how a court would interpret this phrase under applicable law if a holder elects to exercise its rights following the occurrence of a transaction which it believes constitutes a transfer of "all or substantially all" of our assets.

         We must under the indenture:

         o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

         o file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

         o otherwise comply with all applicable federal, state and other securities laws in connection with any offer by us to purchase the notes upon a change in control.

         Mercer Inc. is not required to purchase the notes upon a change in control if a third party makes an offer to purchase the notes in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to an offer to purchase upon a change in control made by Mercer Inc. and purchases all notes properly tendered and not withdrawn under such offer. In addition, Mercer Inc. is not required to make an offer to purchase upon a change of control if a notice of redemption has been given pursuant to the optional redemption provisions of the notes.

         This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our shares of beneficial interest or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser of the notes.

         We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, other than certain senior indebtedness of Mercer Inc., under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         Certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

         We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

         If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this future debt to accelerate or require us to repurchase this future debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control where holders have properly exercised their repurchase rights will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture. See "Risk Factors -- We may not have sufficient funds or may be restricted in our ability to repurchase the notes upon a change of control".

CERTAIN COVENANTS

         The following covenants apply to Mercer Inc. but not, except as specifically provided, to our subsidiaries.

LIMITATION ON INCURRENCE OF ADDITIONAL SENIOR INDEBTEDNESS

         We may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any senior indebtedness, except:

1.       indebtedness that is outstanding on the date of the indenture;

2.       hedging obligations;

3. additional senior indebtedness in aggregate principal amount (or accreted value, if applicable) at any time not exceeding E15 million;

4. indebtedness incurred in connection with the acquisition of assets, businesses and operations which are in, or related, ancillary or complementary to, the pulp, paper, solid wood or forest products business;

5. indebtedness incurred to refund, refinance or replace any of our senior indebtedness or any indebtedness of our subsidiaries outstanding on the date of the indenture or incurred pursuant to loan or credit agreements in effect on the date of the indenture and any further refinancings thereof;

6. guarantees of indebtedness or other obligations or liabilities of our subsidiaries.

         None of our subsidiaries established after the date of the indenture may incur indebtedness unless such subsidiary is primarily engaged in a business other than investing in securities of us.

LIMITATION ON LIENS

         We may not create, incur, assume or otherwise cause or suffer to exist or become effective any lien of any kind (other than permitted liens) upon any of our property or assets, now owned or hereafter acquired (including shares of our subsidiaries), unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien.

         The term "permitted liens" means:

1. liens securing our senior indebtedness permitted by the terms of the indenture to be incurred;

2. liens securing purchase money obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mercer Inc. or our subsidiaries;

3. liens securing debt assumed in connection with the acquisition of other assets, businesses and operations permitted by the terms of the indenture;

4.       liens in favor of us;

5. liens on property of a person existing at the time such person is merged with or into or consolidated with us; provided that such liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us;

6. liens securing hedging obligations, provided that such hedging obligations are permitted under the indenture;

7. liens on property existing at the time of acquisition of the property by us, provided that such liens were not incurred in contemplation of such acquisition;

8. liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

9.       liens existing on the date of the indenture;

10. liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with generally accepted accounting principles has been made therefore;

11. liens arising out of judgments or awards arising from legal proceedings being contested in good faith by appropriate proceedings and execution thereof is stayed;

12. liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

13. other liens incurred in the ordinary course of business of Mercer Inc. with respect to obligations that do not exceed E4 million at any one time outstanding; and

14. any extension, renewal or replacement, in whole or part, or any permitted lien described above, provided that any such lien so extended, renewed or replaced shall not extend to other property of Mercer Inc. other than such item of property covered by such lien or by improvement thereon or additions or accessions thereto.

PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT

         We may not incur, create, issue, assume or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in any respect in right of payment to the notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

         o the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, Canada or any province or territory of Canada and assumes our obligations on the notes and under the indenture;

         o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

         o        other conditions specified in the indenture are met.

EVENTS OF DEFAULT

         Each of the following constitutes an event of default under the indenture:

1. we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

2. we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

3. we fail to perform any other agreement required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

4. we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

5. we fail to provide timely notice of a change in control if such failure continues for 30 days after such change of control;

6. any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of E10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

7. certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

         For purposes of the above, "significant subsidiary" has the meaning given to that term in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act as such Regulation is in effect as of the date hereof.

         If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes automatically become immediately due and payable. Any payment by us on the notes following any acceleration is subject to the subordination provisions described above.

         After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

         Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

         o the holder has previously given the trustee written notice of a continuing event of default;

         o the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

         o the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

         However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

         Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

         o we fail to pay principal, premium or interest on any note when due;

         o we fail to convert any note into shares of beneficial interest in accordance with the provisions of the note and the indenture; or

         o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Mercer, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

         We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note affected thereby if such amendment, supplement or waiver would:

         o change the stated maturity of the principal of, or interest on, any note;

         o reduce the principal amount of or any premium or interest on any note;

         o reduce the amount of principal payable upon acceleration of the maturity of any note;

         o change the place or currency of payment of principal of, or any premium or interest on, any note;

         o impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

         o modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

         o modify the subordination provisions in a manner materially adverse to the holders of notes;

         o adversely affect the right of holders to convert notes other than as provided in the indenture;

         o reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

         o reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

         o modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

         We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not, in the good faith opinion of our board of trustees, adversely affect the rights of any note holder, including the elimination of the subordination provisions in the indenture.

REGISTRATION RIGHTS

         The following summary of the registration rights provided in the registration rights agreement relating to the notes is not complete. You should refer to that registration rights agreement for a full description of the registration rights that apply to the notes and our shares of beneficial interest into which the notes are convertible.

         We agreed, pursuant to a registration rights agreement dated October 10, 2003 between us and the initial purchaser of the notes, to file the shelf registration statement of which this prospectus is a part under the Securities Act within 90 days after the issuance of the notes on October 10, 2003 to register resales of the notes and the shares of beneficial interest into which the notes are convertible (referred to as registrable securities). We agreed to use commercially reasonable efforts to have the shelf registration statement declared effective as soon as practicable after it is filed and, in any event, within 180 days after the issuance of the notes, and to keep it effective until the earliest of (1) the date when all registrable securities shall have been sold pursuant to the shelf registration statement, (2) the date on which all registrable securities are no longer restricted securities (as defined in Rule 144(k) under the Securities Act) and (3) the date which is two years from the date of the registration rights agreement, such shortest time period referred to as the effectiveness period.

         A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement, generally is required to provide information about itself and the specifics of the sale, is required to be named as a selling security holder in the prospectus, is required to deliver a prospectus to purchasers, is subject to relevant civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification obligations.

         If we fail to comply with the above provisions of the registration rights agreement, additional interest is payable in respect of the registrable securities as follows:

         1. if the shelf registration statement had not been filed within 90 days after the issuance of the notes, then commencing on the day after such date, additional interest would have accrued on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities (determined as described below);

         2. if the shelf registration statement is not declared effective by the SEC on or prior to the 180th day following the issuance of the notes, then commencing on the day after such date, additional interest shall accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities; or

         3. if the shelf registration statement were declared effective and then ceased to be effective or usable in connection with resales of registrable securities at any time during the effectiveness period (other than for a permitted suspension as described below), then additional interest would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities during such time;

provided, however, that in no event will additional interest on the registrable securities accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided, further, however, that (A) upon the filing of the shelf registration statement as required hereunder (in the case of clause (1) above), (B) upon the effectiveness of the shelf registration as required hereunder (in the case of clause (2) above), or (C) upon the effectiveness of the shelf registration which had ceased to remain effective (in the case of clause (3) above), additional interest on the registrable securities as a result of such clause or the relevant subclause thereof, as the case may be, shall cease to accrue. The following additional provisions apply to additional interest:

         o a holder is not entitled to additional interest under clause 2 above if it has not provided all registration information to us as described in the preceding paragraph, at least five business days prior to the effectiveness of the shelf registration statement or any subsequent amendment thereto (with respect to any period subsequent to such amendment);

         o no additional interest is payable to holders of notes or shares of beneficial interest purchased in transactions covered by the shelf registration statement or previously sold in transactions exempt from the registration requirements of the Securities Act in accordance with Rule 144.

         The term "amount of registrable securities" means (a) with respect to the notes, the aggregate principal amount of all such notes outstanding, (b) with respect to the shares of beneficial interest into which the notes are convertible, the aggregate number of such shares of beneficial interest outstanding multiplied by the conversion price (as defined in the indenture relating to the notes) or, if no notes are then outstanding, the last conversion price that was in effect under such indenture when any such notes were last outstanding, and (c) with respect to combinations thereof, the sum of (a) and
(b) for the relevant registrable securities.

         Any amounts of additional interest due are payable in cash on the regular interest payment dates for the notes.

         We are permitted to suspend the effectiveness of the shelf registration statement for up to 60 consecutive days in any 90-day period, and for up to a total of 95 days in any 365-day period, without being required to pay additional interest. We may establish regular suspension periods corresponding to our fiscal quarters. If we do so, we will give notice of the scheduled permitted suspensions to the trustee and request it to give periodic notice of the suspension to the holders.

         A holder who elects to sell registrable securities pursuant to the shelf registration statement will:

         o        be named as a selling stockholder in this prospectus;

         o        be required to deliver a prospectus to purchasers; and

         o be subject to the provisions of the registration rights agreement which are applicable to the holder, including indemnification provisions.

         Under the registration rights agreement we are required to:

         o        pay all expenses of the shelf registration statement;

         o        provide each registered holder copies of the prospectus;

         o notify holders when the shelf registration statement has become effective; and

         o take other actions as are required to permit unrestricted resales of the registrable securities.

SATISFACTION AND DISCHARGE

         We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption, including interest provided, however, that the foregoing shall not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

TRANSFER AND EXCHANGE

         We have appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

         o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

         o        act as the paying agent;

         o        appoint additional paying agents or conversion agents; or

         o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

         All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

         We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

REPLACEMENT OF NOTES

         We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

         The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

         Wells Fargo Bank Minnesota, N.A. serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

         The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

         We issued the notes in the form of two permanent global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. The notes sold under this prospectus will be represented by new unrestricted global securities.

         DTC has advised us that it is:

         o a limited purpose trust company organized under the laws of the State of New York;

         o        a member of the Federal Reserve System;

         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         o        a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC, called "participants", and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser of the notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called, the "indirect participants", that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         We expect that pursuant to procedures established by DTC, upon the deposit of the new global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser of the notes. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests may be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability of holders to transfer or pledge beneficial interests in the global security.

         Investors may also hold their interests in a global note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

         Owners of beneficial interests in global securities who desire to convert their interests into shares of beneficial interest should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC or, if applicable, Euroclear or Clearstream. Except as set forth below, as an owner of a beneficial interest in the global security, a holder will not be entitled to have the notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time) and certification to the trustee according to the procedures specified in the indenture. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note for a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the initial purchaser, nor the trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         The information in this section concerning DTC, Clearstream, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue an unlimited number of shares of beneficial interest, $1.00 par value and 50,000,000 preferred shares issuable in series. As of December 11, 2003, there were 17,099,899 shares of beneficial interest and no preferred shares of any series issued and outstanding.

         Set forth below is information concerning our share capital, which does not purport to be complete and is qualified in its entirety by reference to our Restated Declaration of Trust and amendments thereto which have been filed with the SEC.

SHARES OF BENEFICIAL INTEREST

         Each share of beneficial interest entitles the holder to one vote at a meeting of our shareholders. However, under our Restated Declaration of Trust, as amended, cumulative voting in the election of trustees is not permitted. The shares of beneficial interest are entitled to dividends when, as and if declared by our board of trustees from time to time. Upon our liquidation, dissolution or winding up, the holders of our shares of beneficial interest are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred shares.

PREFERRED SHARES

         We are authorized to issue preferred shares from time to time and to:
(i) divide the preferred shares into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and
(iv) amend the relative rights and preferences of any series that is wholly unissued.

         There are 500,000 Series A Junior Participating Preferred Shares, referred to as the "Series A Preferred Shares", and 3,500,000 Cumulative Retractable Convertible Preferred Shares, Series B, referred to as the "Series B Preferred Shares", authorized.

SERIES A PREFERRED SHARES

         The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred shares ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by our trustees, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on our shares of beneficial interest. We are required to declare a dividend on the Series A Preferred Shares immediately after we declare a dividend on our shares of beneficial interest and all dividends declared are cumulative but do not bear interest.

         In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of our preferred shares with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two trustees at a meeting of our shareholders. However, the term of any trustee so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) we cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that we may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our trustees determine in good faith will result in a fair and equitable treatment among the respective shares.

         Upon our liquidation, dissolution or winding up, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of our shares of beneficial interest are entitled to receive a pro rata share of our remaining assets to be distributed.

         In the event that we enter into any consolidation, merger, combination or other transaction in which shares of beneficial interest are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of beneficial interest is exchanged.

         Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders.

SERIES B PREFERRED SHARES

         The Series B Preferred Shares are issuable at a price of $20 per share and are entitled to receive dividends, when, as and if declared by our board of trustees, in priority to the payment of dividends on any shares ranking junior to the Series B Preferred Shares, at up to 4% per annum (but not less than 1%) on the amount paid up on the Series B Preferred Shares. Such dividends are cumulative and are payable in arrears.

         In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Shares are entitled to receive $20 per share plus all accrued and unpaid dividends thereon before any distribution is made to holders of shares ranking junior to the Series B Preferred Shares. Following such payment, holders of Series B Preferred Shares are not entitled to any further distribution of our assets.

         We are entitled from time to time to purchase all or any part of the outstanding Series B Preferred Shares on the open market or otherwise. Holders of Series B Preferred Shares have the right to have all their shares redeemed by us after January 1, 2004 at a price equal to the amount paid up on each such share plus all accrued and unpaid dividends thereon. Holders of Series B Preferred Shares also have the right to convert up to 10% of the issued and outstanding Series B Preferred Shares in any one-year period into shares of beneficial interest at a conversion ratio of $20 per share plus all accrued and unpaid dividends thereon, divided by the issue price of $20 per share.

         As long as any Series B Preferred Shares are outstanding, we may not, without the approval of holders of Series B Preferred Shares, declare or pay or set aside for payment any dividends on any shares ranking junior to the Series B Preferred Shares (other than dividends payable in such junior shares), unless all dividends payable on the Series B Preferred Shares and all other shares ranking on priority with the Series B Preferred Shares with respect to the payment of dividends have been paid or set aside for payment.

         The Series B Preferred Shares are not entitled to receive notice of, to attend or to vote at any meeting of our shareholders.

RIGHTS PLAN

         The following summary of certain material provisions of our rights plan is not complete and these provisions, including definitions of certain terms, are qualified by reference to the rights plan on file with the SEC.

         On July 15, 1993, our board of trustees declared a dividend of one preferred stock purchase right for each share of beneficial interest outstanding to the shareholders of record on August 20, 1993. As long as the rights are attached to our shares of beneficial interest, we will issue one right (subject to adjustment) with each new share of beneficial interest we issue so that all shares of beneficial interest will have attached rights. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a Series A Preferred Share without par value at an exercise of $75.00, subject to adjustment. Upon the earlier of (1) ten days following the date of a public announcement that a person, entity, or group of associate persons has acquired 25 percent of our shares of beneficial interest or (2) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership of a person or group of 25 percent or more of such outstanding shares of beneficial interest the rights granted to our shareholders will become exercisable to purchase our shares of beneficial interest at a price substantially discounted from the then applicable market price of our shares of beneficial interest.

         Pursuant to our rights plan, the occurrence of certain events involving a person, entity or group of associated persons becoming the beneficial owner of 15 percent or more of our outstanding shares of beneficial interest (subject to limited exceptions) shall constitute a "Triggering Event". Upon the occurrence of a Triggering Event, the rights shall entitle holders, pursuant to the rights plan, to receive shares of beneficial interest in lieu of preferred shares at a price and upon terms that could cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by our trustees.

         These rights could generally discourage a merger or tender offer involving the securities of Mercer that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer. The description and terms of the rights are set forth in a rights agreement, dated as of August 20, 1993. Shares issued upon conversion of the notes are subject to the rights plan.

         In connection with the sale of notes hereunder, we amended our rights plan to provide that the determination of the percentage of our outstanding shares of beneficial interest beneficially owned by a person, entity or group of associated persons shall be based upon the number of our shares of beneficial interest outstanding as at the date of determination as if the then outstanding notes had been fully converted and to amend the percentage at which a person, entity or group of associated persons becomes an "acquiring person" as defined in the rights plan from 25 percent to 15 percent.

         The rights agreement will expire on December 31, 2003 and our board of trustees has voted to replace the rights agreement when it expires with a substantially similar rights agreement that will be effective until December 2005.

ANTI-TAKEOVER PROVISIONS

WASHINGTON LAW

         We are subject to the provisions of the Revised Code of Washington, Chapter 23B.19 which prohibits a Washington corporation, including Mercer, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquired person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the acquired person. Subject to certain exceptions, an "acquired person" is a person who, together with affiliates and associates, owns, or within five years did own, 10% or more of the corporation's voting stock.

DECLARATION OF TRUST

         Our board of trustees has the authority to issue up to 50,000,000 preferred shares, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of our shares of beneficial interest. The rights of the holders of any preferred shares that may be issued in the future may adversely affect the rights of the holders of the shares of beneficial interest. The issuance of the preferred stock, while providing us with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Mercer. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of beneficial interest, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of beneficial interest. We have no present plan to issue shares of preferred stock. Our board of trustees designated 110,000 shares of preferred stock as Series A Preferred Shares in connection with the implementation of our shareholder rights plan described above.

         Our board of trustees is divided into three classes of trustees with staggered terms. Trustees are elected to three-year terms and the term of one class of trustees expires each year. The existence of a classified board is designed to provide continuity and stability to our management, which results from trustees serving the three-year, rather than one-year terms. The existence of a classified board is also designed to render certain hostile takeovers more difficult. The existence of a classified board may therefore have the effect of making it more difficult for a third party to acquire control of Mercer in certain instances, thereby delaying, deferring or preventing a change in control that a holder of shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of the board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of the board of trustees in a relatively short period of time.

         Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of Mercer. Certain of such measures may be adopted without any further vote or action by the holders of the shares of beneficial interest.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our shares of beneficial interest is Mellon Trust Company.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes and the shares of beneficial interest issuable upon conversion of the notes, each referred to as a "Security" and collectively the "Securities". This summary is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the "Code", administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, all of which are subject to change which change may be on a retroactive basis. This summary discusses only the principal U.S. federal income tax consequences to those beneficial owners, referred to as "Holders", who purchase the notes in the initial offering at their "issue price", as defined in Section 1273 of the Code and who hold the Securities as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax treatment of Holders that may be subject to special tax rules, including certain banks, financial institutions, insurance companies, persons subject to the alternative minimum tax, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities' holdings, persons who hold the notes as a position in a hedging transaction, "straddle", "conversion transaction" or other risk reduction transaction, persons deemed to sell the notes or shares of beneficial interest under the constructive sale provisions of the Code, and U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of a Security should consult their tax advisors with regard to the application of the United States and other income tax laws, as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, to their particular situations. The Company has not requested, and will not request, a ruling from the U.S. Internal Revenue Service, or "IRS", with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

         For purposes of this discussion, "U.S. Holder" means a Holder of a Security that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (B) it was in existence on August 20, 1996 and has elected to continue to be treated as a United States trust. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of any notes or shares of beneficial interest, the treatment of a partner in that partnership will generally depend on the status of such partner and the activities of such partnership. For purposes of this discussion, a "Non-U.S. Holder" means any Holder of a Security that is not a U.S. Holder.

U.S. HOLDERS

         The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and disposition of the Securities by U.S. Holders.

INTEREST

         Interest paid on a note will generally be taxable to a U.S. Holder as ordinary income at the time the interest is received or accrued in accordance with such U.S. Holder's method of tax accounting.

SALE, EXCHANGE, REDEMPTION, RETIREMENT OR OTHER DISPOSITION OF THE NOTES

         Upon the sale, exchange, redemption, retirement or other disposition of a note other than conversion into shares of beneficial interest, a U.S. Holder generally will recognize a capital gain or loss equal to the difference between
(i) the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note. Such capital gain or loss will be a long-term capital gain or loss if a U.S. Holder has held the note for more than one year at the time of sale, exchange or redemption, retirement or other disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate if the note is held for more than one year. The deductibility of capital losses is subject to limitations.

CONSTRUCTIVE DIVIDENDS UPON ADJUSTMENT OF CONVERSION PRICE

         The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend, to the extent of current or accumulated earnings and profits. Under applicable Treasury Regulations, an adjustment of the conversion price may, under certain circumstances, be treated as a constructive dividend to the extent that it increases the proportional interest of a U.S. Holder of a note in fully diluted shares of beneficial interest, whether or not the Holder ever converts the note into such shares. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula, which has the effect of preventing the dilution of the interest of the Holders of the notes, will generally not be deemed to result in a constructive distribution of stock. Generally, a U.S. Holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of shares of beneficial interest in certain circumstances.

CONVERSION INTO SHARES OF BENEFICIAL INTEREST

         No gain or loss will generally be recognized for U.S. federal income tax purposes on conversion of the notes solely into shares of beneficial interest, except with respect to any cash received in lieu of a fraction of a share of beneficial interest or any accrued interest not previously included in the U.S. Holder's income. The tax basis for the shares of beneficial interest received upon conversion will be equal to the adjusted tax basis of the converted notes (exclusive of any tax basis allocable to a fractional share), and the holding period of such shares of beneficial interest will generally include the holding period of such notes.

         Upon conversion by the Company of the notes into shares of beneficial interest, cash received in lieu of a fractional share of beneficial interest will generally be treated as a payment in exchange for such fractional share. The receipt of such cash will generally result in capital gain or loss measured by the difference between the cash the U.S. Holder received for the fractional share and the U.S. Holder's adjusted tax basis allocable to the factional share.

DIVIDENDS ON SHARES OF BENEFICIAL INTEREST

         Distributions made to a U.S. Holder with respect to shares of beneficial interest up to the amount of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will generally be considered dividends for U.S. tax purposes. From now through the end of any taxable year beginning before 2009, the qualified dividend income of non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 15%. Because we are a U.S. corporation, dividends we pay to U.S. Holders during that period will generally constitute qualified dividend income. In addition, provided certain conditions are met, U.S. Holders that are corporations should be entitled to a dividends-received deduction with respect to a percentage of the amounts treated as ordinary dividend income. To the extent in excess of the Company's current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the shares of beneficial interest with respect to which the distribution was made, and thereafter as a capital gain from the sale or exchange of such shares of beneficial interest.

DISPOSITION OF SHARES OF BENEFICIAL INTEREST

         Upon a sale or exchange of shares of beneficial interest, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such shares of beneficial interest. Any such gain or loss will be long-term capital gain or loss if, at the time of the disposition, the shares have been held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. Holder's adjusted tax basis and holding period in shares of beneficial interest received upon a conversion of a note are determined as discussed above under "-- Conversion into Shares of Beneficial Interest". The deductibility of capital losses is subject to limitations.

CONTINGENT PAYMENTS

         In certain circumstances, the Company may be obligated to pay a U.S. Holder amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments, including additional interest payments in certain circumstances, may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments". If the notes were deemed to be contingent payment debt instruments, U.S. Holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. The Company intends to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a U.S. Holder unless such Holder explicitly discloses on a statement attached to such Holder's timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that such Holder's determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the timing and character of the U.S. Holder's income from the notes and with respect to the payments of additional interest may be different than described herein. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         A U.S. Holder will be subject to U.S. information reporting with respect to interest paid on the notes, to dividends paid on the shares of beneficial interest and to cash proceeds from the sale, exchange, redemption, or retirement or other disposition of the notes or sale or exchange of the shares of beneficial interest, unless such U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding tax unless such U.S. Holder provides certain information to the Company or its agent, including a correct taxpayer identification number and a certification that it is not subject to backup withholding. A U.S. Holder that does not comply with these requirements may be subject to certain penalties. Any amounts withheld from a payment to a U.S. Holder under the backup withholding provision is generally creditable against the U.S. Holder's federal income tax liability.

NON-U.S. HOLDERS

         The following discussion is a summary of the principal U.S. federal income tax consequences resulting from the purchase, ownership and disposition of the Securities by Non-U.S. Holders.

PAYMENT OF INTEREST

         Generally, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate, or lower rate specified by an applicable income tax treaty. Under the Canada/U.S. Income Tax Treaty, for Non-U.S. Holders resident in Canada that do not qualify for the exemption discussed below, the withholding tax rate on interest will generally be 10%. However, interest income earned on the notes by a Non-U.S. Holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal withholding tax. Interest paid on the notes to a Non-U.S. Holder generally will qualify for the portfolio interest exemption if:

1. the interest is not effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder;

2. the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of the Company's stock entitled to vote;

3. the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership (for this purpose, the Holder of notes would be deemed to own constructively the shares of beneficial interest into which it could be converted);

4. the Non-U.S. Holder, under penalty of perjury, certifies to the Company or its agent that it is not a U.S. person and provides its name, address and taxpayer identification number, if applicable, or otherwise satisfies the applicable identification requirements; and

5. the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

         If a Non-U.S. Holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business.

         The Treasury Regulations require that foreign partnerships and certain foreign trusts must provide additional documentation which (i) certifies the U.S. or foreign status of the individual partners, beneficiaries or owners of the partnership or trust and (ii) provides certain information regarding the individual partners, beneficiaries, or owners including their names and addresses.

         A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the Non-U.S. Holder delivers to the Company a properly executed
(1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and if a foreign corporation, it may also be subject to a U.S. branch profits tax on its effectively connected earnings and profits at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

         The Company may treat payments of additional interest made to a Non-U.S. Holder as subject to U.S. federal withholding tax. In that case, the Company would withhold on such payments at a rate of 30% unless the Company receives an IRS Form W-8BEN or an IRS Form W-8ECI from the Non-U.S. Holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a U.S. trade or business. Prospective purchasers of notes are urged to consult their own tax advisors regarding whether they can obtain a refund for the withholding tax imposed on payments of additional interest on the grounds that such payments represent interest qualifying for an exemption or some other grounds.

CONSTRUCTIVE DIVIDENDS UPON ADJUSTMENT OF CONVERSION PRICE

         The conversion price of the notes may be adjusted in certain circumstances. An adjustment may give rise to a deemed distribution to Non-U.S. Holders of the notes. See "U.S. Holders -- Constructive Dividends Upon Adjustment of Conversion Price" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of shares of beneficial interest. See "-- Dividends on Shares of Beneficial Interest" below.

CONVERSION OF THE NOTES

         A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of beneficial interest. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of beneficial interest on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or shares of beneficial interest.

DIVIDENDS ON SHARES OF BENEFICIAL INTEREST

         Subject to the discussion below of backup withholding, dividends, if any, paid on shares of beneficial interest to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "U.S. Holders -- Constructive Dividends Upon Adjustment of Conversion Price" above. Under the Canada/U.S. Income Tax Treaty, for Non-U.S. Holders resident in Canada the withholding tax rate on dividends will generally be 15%. Generally, the entire amount of a distribution paid with respect to a share of beneficial interest will be subject to withholding even if some or all of the distribution does not constitute a dividend. The Company may elect to withhold only on the portion of the distribution that is a dividend, or it may withhold on the entire distribution. If the Company withholds on the entire distribution, a Non-U.S. Holder would generally be entitled to obtain a refund or credit for the amount withheld on the non-dividend portion, provided the appropriate procedures are followed.

         Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid, or deemed paid, that are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, and if required by a tax treaty, are attributable to a permanent establishment maintained in the United States. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on its effectively connected earnings and profits at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty.

         In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid, or deemed paid, to a Non-U.S. Holder are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, such Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

GAIN ON DISPOSITION OF THE NOTES AND SHARES OF BENEFICIAL INTEREST

         A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or retirement of a note, or the sale or exchange of shares of beneficial interest, unless:

1. in the case of an individual Non-U.S. Holder, that holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, redemption or retirement and certain other requirements are met;

2. the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

3. the Non-U.S. Holder holds (or has held, during the shorter of the five-year period prior to the sale and the period the Non-U.S. Holder has held the shares of beneficial interest) more than 5% of our shares of beneficial interest and the Company is (or has been during such period) a "United States real property holding corporation" for U.S. federal income tax purposes. The Company currently may be a United States real property holding corporation.

FEDERAL ESTATE TAX

         The U.S. federal estate tax will not apply to notes owned by an individual Non-U.S. Holder at the time of his or her death, provided that (1) such Holder does not own 10% or more of the total combined voting power of all classes of the Company's voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the notes would not have been, if received at the time of such Holder's death, effectively connected with the Holder's conduct of a trade or business in the United States. An individual Non-U.S. holder who owns shares of beneficial interest at the time of his or her death, or who had made certain lifetime transfers of an interest in shares of beneficial interest while retaining certain powers, rights or interests in the shares, will be required to include the value of the shares of beneficial interest in his or her gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder in respect of the notes if such Non-U.S. Holder furnishes the Company or its paying agent with appropriate documentation of such Holder's non-U.S. status. However, certain information reporting may still apply with respect to interest payments even if certification is provided. The payment of proceeds from a Non-U.S. Holder's disposition of notes or shares of beneficial interest to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from a Non-U.S. Holder's disposition of notes or shares of beneficial interest to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary, or the Non-U.S. Holder establishes an exemption. For this purpose, a "U.S.- related person" is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the U.S. or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of a Non-U.S. Holder's disposition of notes or shares of beneficial interest by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the Non-U.S. Holder resides.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

         THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME, ESTATE AND GIFT TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF NOTES OR SHARES OF BENEFICIAL INTEREST. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NOTES OR SHARES OF BENEFICIAL INTEREST.

                       STATE AND OTHER TAX CONSIDERATIONS

         In addition to the United States federal income tax consequences described in "Material United States Federal Income Tax Considerations", above, potential investors should consider the state, local and foreign tax consequences of acquiring, owning and disposing of the notes. State, local and foreign tax laws may differ substantially from the corresponding United States federal law, and the discussion above does not purport to describe any aspect of the tax laws of any state or other jurisdiction. Therefore, prospective investors should consult their own tax advisors with respect to the various tax consequences of investments in the notes.

                             SELLING SECURITYHOLDERS

         The notes were originally issued by us and sold by RBC Dain Rauscher Inc. (the "Initial Purchaser") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act or in offshore transactions under Regulation S of the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of beneficial interest issuable upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of beneficial interest into which such notes are convertible. Unless indicated below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

         The principal amount of the notes provided in the table below is based on information provided to us by each of the selling securityholders, and the percentages are based on $82,500,000 in aggregate principal amount of notes outstanding. The number of our shares of beneficial interest that may be sold pursuant to this prospectus is 10,645,155 and is based on the current conversion rate of approximately 129 shares of beneficial interest for each $1,000 principal amount of notes.

         Since the date on which the selling securityholders provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in one or more transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of our shares of beneficial interest issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of beneficial interest issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or shares of beneficial interest issuable upon conversion of the notes, we cannot estimate the amount of notes or how many shares of beneficial interest that the selling securityholders will hold upon consummation of any such sales.

                                                                                         NUMBER OF
                                      PRINCIPAL                                          SHARES OF
                                  AMOUNT OF NOTES AT                                    BENEFICIAL
                                       MATURITY                                      INTEREST THAT MAY        PERCENTAGE OF
                                   THAT MAY BE SOLD           PERCENTAGE OF         BE SOLD UNDER THIS            SHARES
           NAME                 UNDER THIS PROSPECTUS       NOTES OUTSTANDING          PROSPECTUS(1)          OUTSTANDING(2)
----------------------------    -----------------------    --------------------     --------------------     -----------------

Greenlight Capital, LLC(3)           $11,000,000                 13.33%                  1,419,354                  7.7%

Peter R. Kellogg(4)                  $12,750,000                 15.45%                  1,645,161                  8.8%

                                                                                         NUMBER OF
                                      PRINCIPAL                                          SHARES OF
                                  AMOUNT OF NOTES AT                                    BENEFICIAL
                                       MATURITY                                      INTEREST THAT MAY        PERCENTAGE OF
                                   THAT MAY BE SOLD           PERCENTAGE OF         BE SOLD UNDER THIS            SHARES
           NAME                 UNDER THIS PROSPECTUS       NOTES OUTSTANDING          PROSPECTUS(1)          OUTSTANDING(2)
----------------------------    -----------------------    --------------------     --------------------     -----------------

Abacus Capital                        $4,000,000                  4.85%                   516,129                   2.9%
Investments, LLC

Wellington                            $6,350,000                  7.70%                   819,354                   4.6%

Franklin Templeton                    $7,000,000                  8.48%                   903,225                   5.0%

Schneider Capital                      $500,000                     *                     64,516                    *

Cramer Rosenthal McGlynn              $3,600,000                  4.36%                   464,516                   2.6%
Inc.(5)

Fidelity Investments                 $15,500,000                 18.79%                  2,000,000                10.5%

Caisse de Depot et                    $3,000,000                  3.64%                   387,096                  2.2%
Placements

Och Ziff Capital                      $4,500,000                  5.45%                   580,645                  3.3%

Coghill Capital                       $4,500,000                  5.45%                   580,645                  3.3%
Management, LLC(6)

Silvercreek Limited                   $2,600,000                  3.15%                   335,483                  1.9%
Partnership

Mackenzie Financial Corp.             $2,250,000                  2.73%                   290,322                  1.7%

Contex Capital Management,             $750,000                     *                     96,774                    *
LLC

Ivory Capital                         $4,000,000                  4.85%                   516,129                  2.9%

The Lynch Foundation                   $200,000                     *                     25,806                    *
                                -----------------------    --------------------     --------------------     -----------------

Total                                $82,500,000                  100%                 10,645,155(7)              38.4%

---------------
*    Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion rate of approximately 129 shares of beneficial interest per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion of Notes". As a result, the number of shares of beneficial interest issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares as holders will receive a cash adjustment for any fractional share amount resulting from the conversion of the notes as described under "Description of the Notes - Conversion of Notes".

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 17,099,899 shares of beneficial interest outstanding as of December 11, 2003. In calculating this percentage for each holder, we treated as outstanding the number of shares of beneficial interest issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes, or include any other shares of beneficial interest that may be held by such holder.

(3) As of the date of this prospectus, based upon public filings made with the SEC pursuant to Regulation 13D of the Exchange Act, Greenlight Capital, LLC owns 2,517,500 of our shares of beneficial interest, representing approximately 14.7% of our outstanding shares.

(4) As of the date of this prospectus, based upon public filings made with the SEC pursuant to Regulation 13D of the Exchange Act, Mr. Kellogg owns 2,305,260 of our shares of beneficial interest, representing approximately 13.5% of our outstanding shares.

(5) As of the date of this prospectus, based upon public filings made with the SEC pursuant to Regulation 13D of the Exchange Act, Cramer Rosenthal McGlynn Inc. owns 1,729,700 of our shares of beneficial interest, representing approximately 10.1% of our outstanding shares.

(6) As of the date of this prospectus, based upon public filings made with the SEC pursuant to Regulation 13D of the Exchange Act, Coghill Capital Management, LLC owns 891,679 of our shares of beneficial interest, representing approximately 5.2% of our outstanding shares.

(7) Represents the number of shares of beneficial interest into which $82,500,000 of notes would be convertible at a rate of approximately 129 shares per $1,000 principal amount of notes, excluding fractional shares.

                                 USE OF PROCEEDS

              We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of beneficial interest offered by this prospectus.

                              PLAN OF DISTRIBUTION

         The selling securityholders are offering the notes and shares of beneficial interest issuable upon conversion of the notes covered by this prospectus. We will not receive any proceeds from the sale of the notes or shares of beneficial interest by the selling securityholders. We are registering the notes and shares of beneficial interest covered by this prospectus to permit the selling securityholders to publicly sell these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than selling expenses, discounts and commissions, in connection with the registration and sale of the notes and shares of beneficial interest covered by this prospectus.

         The notes and shares of beneficial interest issuable upon conversion of the notes may be sold from time to time by the selling securityholders or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders: (i) directly; or (ii) through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes or shares of beneficial interest for whom they may act as agent. Unless otherwise permitted by law, if the notes or shares of beneficial interest are to be sold by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to the registration statement of which this prospectus is a part amending the list of selling securityholders to include the pledgee, transferee, or other successor in interest as selling securityholders under this prospectus.

         The notes and the shares of beneficial interest may be sold from time to time in one or more transactions at: (i) fixed prices, which may be changed;
(ii) prevailing market prices at the time of sale; (iii) varying prices determined at the time of sale; or (iv) negotiated prices. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of beneficial interest will be the purchase price of the notes or shares of beneficial interest less discounts and commissions, if any.

         The sale of the notes or shares of beneficial interest may be effected in transactions:

         o on any national securities exchange or quotation service on which the notes or shares of beneficial interest may be listed or quoted at the time of sale, including the Nasdaq National Market and the Toronto Stock Exchange in the case of our shares of beneficial interest;

         o        in the over-the counter market;

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         o        through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

         In connection with sales of the notes and shares of beneficial interest, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the notes or shares of beneficial interest in the course of hedging their positions. The selling securityholders may also sell the notes or shares of beneficial interest short and deliver the notes or shares of beneficial interest to close out short positions, or loan or pledge the notes or shares of beneficial interest to broker-dealers that in turn may sell the notes or shares of beneficial interest.

         The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of beneficial interest may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of beneficial interest purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions under the Securities Act. We know of no existing arrangements between any selling securityholder and broker-dealer, agent or underwriter relating to the sale or distribution of the notes or shares of beneficial interest.

         The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of beneficial interest in the market and to the activities of the selling securityholders and their affiliates.

         The notes were issued and sold in October 2003 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. We have agreed to indemnify each selling securityholder, its officers and employees and each person, if any, who controls such selling securityholder within the meaning of the Securities Act, and each selling securityholder has agreed to indemnify us, our directors, officers and employees and each person, if any, who controls Mercer Inc. within the meaning of the Securities Act, against specified liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the notes and the shares of beneficial interest issuable upon conversion of the notes will be passed upon by the Heller Ehrman White & McAuliffe LLP, our special United States counsel.

                                     EXPERTS

         The annual audited consolidated financial statements as at and for the three fiscal years ended December 31, 2002 incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of Peterson Sullivan P.L.L.C., independent accountants, given on the authority of said firm as experts in accounting and auditing.

         Effective July 14, 2003, Deloitte & Touche LLP were appointed as our independent auditors in place of Peterson Sullivan P.L.L.C.

              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the public reference rooms. The documents that we have filed with the Canadian securities regulatory authorities are available on the World Wide Web at http://www.sedar.com. Our shares of beneficial interest are quoted on the Nasdaq National Market and are listed on the Toronto Stock Exchange. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C., 20006-1506.

         The SEC allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referring you to those documents. Any information referred in this way is considered part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information, but will not constitute a part of this prospectus. We incorporate by reference in this prospectus the following documents which have been filed with the SEC:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

         o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

         o Our Current Reports on Form 8-K filed with the SEC on May 9, 2003, May 13, 2003, June 18, 2003, July 17, 2003, August 7,
                  2003, August 11, 2003, September 12, 2003, October 7, 2003,
                  October 10, 2003 and October 16, 2003 and our Current Report on Form 8-K/A filed with the SEC on August 7, 2003.

         We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

                            Mercer International Inc.
                          14900 Interurban Avenue South
                                    Suite 282
                               Seattle, Washington
                                    USA 98168
                            Telephone: (206) 674-4639
                          Attention: Investor Relations

         You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by us in connection with the distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration and filing fee.

     SEC Registration and Filing Fee .....................  $  6,674.25
     Legal Fees and Expenses .............................       60,000
     Accounting Fees and Expenses ........................       35,000
     Printing Expenses ...................................       25,000
     Trustees and Transfer Agent Fees and Expenses .......       20,000
     Miscellaneous Expenses ..............................       10,000
                                                             -----------
     Total ...............................................   $156,674.25

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 23.90.060 of the MASSACHUSETTS TRUST ACT OF 1959 (the "Massachusetts Act") provides that certain sections of the WASHINGTON BUSINESS CORPORATION ACT (the "Corporation Act") relating to the limitation of liability of directors and their indemnification apply to companies organized under the Massachusetts Act.
Section 23B.08.320 and Sections 23B.08.500 to 23B.08.600 set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Corporation Act provides that a company's the articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those than involve the intentional misconduct by a director or a knowing violation of law by a director. Section 6.1 of the Restated Declaration of Trust, as amended, of Mercer provides that no trustee, officer or agent of the Trust shall be liable to the Trust or any trustee for any act or omission of any other trustee, shareholder, officer or agent of the Trust or to be held to any personal liability whatsoever in tort, contract or otherwise in connection with the affairs of the Trust except only that arising from his own willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

Section 23B.08.560 of the Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in
Section 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 6.4 of the Restated Declaration of Trust, as amended, of Mercer provides that any person made a party to any action, suit or proceeding, or against whom a claim or liability is asserted by reason of the fact that he, his testator or intestate was or is a trustee, officer or agent of the Trust or active in such capacity on behalf of the Trust, shall be indemnified and held harmless by the Trust against judgments, fines, amounts paid on account thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of such action, suit, proceeding, claim or alleged liability or in connection with any appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion; provided, however, that no such person shall be so indemnified or reimbursed for any claim, obligation or liability which arose out of the trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence or reckless disregard of duty; and provided further, that such person
                                      II-1
gives prompt notice thereof, executes such documents and takes such action as will permit the Trust to conduct the defense or settlement thereof and cooperates therein. In the event of a settlement approved by the trustees of any such claim, alleged liability, action, suit or proceeding, indemnification and reimbursement shall be provided except as to such matters covered by the settlement which the Trust is advised by its counsel arouse from the trustee's, officer's or agent's willful misfeasance, bad faith, gross negligence, or reckless disregard of duty. Such rights of indemnification and reimbursement shall be satisfied only out of the trust estate. The rights accruing to any person under these provisions shall not include any other right to which he may be lawfully entitled, nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse such person in any proper case even though not specifically provided for herein, nor shall anything contained herein restrict such right of a trustee to contribution as may be available under applicable law.

ITEM 16.  LIST OF EXHIBITS

     4.1(1)   Indenture dated as of October 10, 2003 between Mercer
              International Inc. and Wells Fargo Bank Minnesota, N.A., as trustee.

     4.2(1)   Registration Rights Agreement dated October 10, 2003 between
              Mercer International Inc. and RBC Dain Rauscher Inc.

     4.3(2)   Shareholder Rights Plan dated as of August 20, 1993 between Mercer
              International Inc. and Montreal Trust Company.

     4.4(3) First Amendment to Rights Agreement dated as of August 5, 2003 between Mercer International Inc. and Computershare Trust Company of Canada.

     4.5(1) Second Amendment to Rights Agreement dated as of October 10, 2003 between Mercer International Inc. and Computershare Trust Company of Canada.

     5.1      Opinion of Heller Ehrman White & McAuliffe LLP.

     12.1     Statement Re: Computation of Ratio of Earning to Fixed Charges.

     23.1     Consent of Peterson Sullivan P.L.L.C.

     23.2 Consent of Heller Ehrman White & McAuliffe LLP (included in exhibit 5.1).

     24.1 Power of Attorney (included on signature page of this registration statement).

     25.1     Statement of Eligibility of Trustee on Form T-1.

-------------------

(1) Incorporated by reference to the Form 8-K filed by the Registrant with the SEC on October 16, 2003.

(2) Incorporated by reference to the Form 8-A dated August 17, 1993 filed by the Registrant with the SEC.

(3) Incorporated by reference to the Form 8-K filed by the Registrant with the SEC on August 7, 2003.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on the 12th day of December, 2003.

                                               MERCER INTERNATIONAL LTD.


                                               By:  /s/ Jimmy S.H. Lee
                                                   -----------------------------
                                               Name:    Jimmy S.H. Lee
                                               Title:   Chief Executive Officer

         Each person whose individual signature appears below hereby constitutes and appoints Jimmy S. H. Lee and David M. Gandossi, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file with the SEC, any and all amendments to this registration statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:                                              TITLE:                                    DATE:

/s/ Jimmy S.H. Lee                                      Chief Executive Officer                   December 12, 2003
--------------------------------------------
Jimmy S.H. Lee

/s/ David M. Gandossi                                   Chief Financial Officer                   December 12, 2003
--------------------------------------------
David M. Gandossi

/s/ Guy W. Adams                                        Trustee                                   December 12, 2003
--------------------------------------------
Guy W. Adams

/s/ R. Ian Rigg                                         Trustee                                   December 12, 2003
--------------------------------------------
R. Ian Rigg

/s/ C.S. Moon                                           Trustee                                   December 12, 2003
--------------------------------------------
C.S. Moon

/s/ William McCartney                                   Trustee                                   December 12, 2003
--------------------------------------------
William McCartney

/s/ Graeme Witts                                        Trustee                                   December 12, 2003
--------------------------------------------
Graeme Witts

/s/ Kenneth A. Shields                                  Trustee                                   December 12, 2003
--------------------------------------------
Kenneth A. Shields



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